Exhibit 2.3

DESCRIPTION OF SHARE CAPITAL

This exhibit contains a description of the rights of the holders of securities registered under Section 12 of the Securities Exchange Act of 1934. The following description of our share capital does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association and by the applicable provisions of Cayman Islands law.

Ordinary Shares. The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association, corporate governance policies and the Companies Act (2022 Revision) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Class A ordinary shares (the “Class A Ordinary Shares”) and Class B ordinary shares (the “Class B Ordinary Shares”).

Share Capital. Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

Dividends. The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and to our Memorandum and Articles. Our post-offering Articles provide that our board of directors may pay interim dividends or declare final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid. In addition, our shareholders may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights. In respect of all matters subject to a shareholders’ vote, holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of our company, and holders of Class B Ordinary Shares shall be entitled to 20 votes per share on all matters subject to the vote at general meetings of our company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll which shall be taken at such time and in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members holding Ordinary Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall be a quorum for all purposes provided always that if the Company has one (1) member of record, the quorum shall be that one (1) member present in person or by proxy. To avoid confusion for the purpose, when counting the quorum, each issued and outstanding Class A Ordinary Share has one (1) vote and each issued and outstanding Class B Ordinary Share has 20 votes. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a majority of the votes which are cast by those of our shareholders who attend and vote at the meeting, while a special resolution requires the affirmative vote of at least two-thirds of votes cast by those of our shareholders who attend and vote at the meeting at the meeting. Under the Companies Act, a special resolution will be required in order for our company to effect certain important matters as stipulated in the Companies Act, such as a change of name, making changes to our post-offering Memorandum and Articles, a reduction of our share capital and the winding up of our company.

Conversion. Class A Ordinary Shares are not convertible into Class B Ordinary Shares. Class B Ordinary Shares may be converted into an equal and corresponding number of Class A Ordinary Shares (being a 1:1 ratio) at the option of such holder at any time upon written notice to the transfer agent of the Company. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a holder thereof to any person or entity who is not an affiliate of the holder thereof, or upon a change of ultimate beneficial ownership of the holder of any Class B Ordinary Share to any person or entity who is not an affiliate of the holder thereof, such Class B Ordinary Shares will be automatically and immediately converted into the same number of Class A Ordinary Shares.

Appointment of directors. Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company.

Meetings of directors. At any meeting of directors, a quorum will be present if a majority of the members of the board of directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A person who holds office as an alternate director shall be counted in the quorum. A director who also acts as an alternate director shall be counted twice towards the quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our board of directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than forty days in any year as our board may determine.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors and we may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares issued and outstanding, and (3) if the company has commenced liquidation. In addition, under the Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares issued and outstanding (other than shares held as treasury shares).

Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares, or the redemption or purchase of any shares of any class by our company.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by resolution of shareholders in the requisite majorities:

●	increase or decrease the authorized share capital of our Company;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorizes our board of directors to issue additional shares (including fractional shares) and other securities of the Company from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering Memorandum and Articles also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, subject to compliance with the variation of rights of shares provision in the post-offering Memorandum and Articles, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available. Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the post-offering Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our post-offering Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders (subject to variation of rights of shares provisions in our post-offering Memorandum and Articles); and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our post-offering Memorandum and Articles provide that upon the requisition of any one or more of our shareholders holding shares holding shares representing in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company, our board will be required to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

The existence of authorized but unissued Class A Ordinary Shares and Class B Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than our memorandum and articles of association, special resolutions, and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Preferred Shares

As at the date of this prospectus, we have not issued any preferred shares. Under the post-offering articles of association, shares and other securities of the Company may be issued by the board of directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the board of directors may determine.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering Memorandum and Articles provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or Chairman of the board of directors. Our board of directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering Memorandum and Articles provide that upon the requisition of any one or more of our shareholders holding shares holding shares representing in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company, our board will be required to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting; otherwise, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.